Exhibit 10.27

BUSINESS CONSULTING AGREEMENT

This Agreement is entered into between Optio Software, Inc., a Georgia corporation with its principal place of business at 3015 Windward Plaza, Windward Fairways II, Alpharetta, GA 30005 hereinafter referred to as “Company”, and Steven Kaye, with his principal place of business at 171 Hightower Lake Trail, Ball Ground, GA 30107 hereinafter referred to as “Consultant”.

1. SERVICES PERFORMED BY CONSULTANT. Consultant agrees to provide to Company the following services:

•	Planning and Strategy for Company 2004-2006

•	Market Assessment (Industries - Segments - Gap Analysis)

•	Recommendations for Value Proposition / Competitive Positioning / Analyst and Press Relations / Etc.

•	Analysis of all Marketing Deliverables including web site, collateral, presentations, multimedia, PR etc.

•	Recommendations for new Marketing Deliverables and execution as approved in accordance with the operating budget or as approved by Optio’s CEO.

•	Work closely with executive staff and establish broad lines of internal communication as strategies are rolled out and programs are executed

•	Potentially help organize “quality circles” and/or “customer advisory” panels to transition company into true “Market-Driven” status

•	All work done with the goal of returning Optio to a leadership position in its selected markets.

•	Such other items as agreed to by the parties during the term of the agreement.

2. FEES and COMMISSIONS. Consultant shall provide these services to Company for a three (3) month period commencing March 15, 2003 and terminating June 15, 2003. Consultant will be compensated as follows:

•	One Thousand Dollars ($1,000.00) per day

•	Billings for any of the individual one month periods shall not exceed Ten Thousand Dollars ($10,000.00) without the express written authorization of the Company’s CEO.

3. INVOICES. Consultant shall submit invoices for all services rendered bi-weekly (every two weeks) along with a status report as outlined by the Company. Company shall pay the amounts due within two (2) weeks of receipt by Company.

4. EXPENSES. Company shall reimburse Consultant for all reasonable travel and lodging expenses necessarily incurred by Consultant while away from Consultant’s regular place of business to perform services under this Agreement at Company’s direction. Consultant shall submit an itemized statement of such expenses and receipts in a form acceptable to the Company. Company shall reimburse Consultant within two (2) weeks of receipt by Company.

5. MATERIALS. Company shall make available to Consultant, at Company’s expense, any materials, technology or documentation necessary in supporting the efforts of the Consultant. Additionally the Company shall provide the Consultant with suitable office space at the Company’s headquarters location and a Company e-mail ID so that the Consultant can work effectively while onsite.

6. TERM OF AGREEMENT. This Agreement will become effective on the March 15, 2003 and remain in effect until June 15, 2003. This Agreement shall continue in full force and effect for the duration of Consultant’s work with the Company (the “Period of Work”) and shall terminate on the last day of the agreement as stipulated above unless extended as mutually agreed to by both parties.

7. TERMINATING THE AGREEMENT.

(a) Upon the termination of relationship with the Company or promptly upon the Company’s request, Consultant shall surrender to the Company all equipment, tangible Proprietary Information, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computer disks (and other computer-generated files and data), any other data and records of any kind, and copies thereof (collectively, “Company Records”), created on any medium and furnished to, obtained by, or prepared by Consultant in the course of or incident to Consultant work, that are in the possession or under control of the Consultant.

(b) Consultant representations, warranties, and obligations as to confidentiality contained in this Agreement shall survive the termination of the Period of Work.

(e) Upon termination of the Period of Work and at the Company’s request, Consultant will execute a document acknowledging compliance with this Agreement in the form reasonably provided by the Company.

8. CONSULTANT AN INDEPENDENT CONTRACTOR. Consultant is an independent contractor, and neither Consultant nor Consultant’s personnel are, or shall be deemed, Company’s employees. Nothing contained in this Agreement shall create or imply an agency relationship, joint venture or partnership between the parties. In its capacity as an independent contractor, Consultant agrees and represents, and Company agrees, as follows:

(a) Company shall not provide insurance coverage of any kind for Consultant or Consultant’s personnel. Consultant will provide Worker’s Compensation insurance for all personnel who are employees of Consultant but provided to Company hereunder, as well as such General Liability and Automobile Insurance coverage as it deems necessary.

(b) Company shall not withhold from Consultant’s compensation any amount that would normally be withheld from an employee’s pay.

(c) Consultant is providing the services detailed hereinabove on a non-exclusive basis and is free to provide similar services to other organizations without any restrictions other than those specifically set forth in this agreement.

9. CONFIDENTIALITY – This provision shall survive the termination of this agreement and remain in effect for a period of two (2) years thereafter.

(a) Definitions “Proprietary Information” is all information and any idea whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any of its Affiliates, or its employees, clients, consultants, or business associates, which was produced by

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any employee or consultant of the Company in the course of his or her work or consulting relationship or otherwise produced or acquired by or on behalf of the Company. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” By example and without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:

(1) formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;

(2) information about costs, profits, markets, sales, contracts and lists of customers, and distributors;

(3) business, marketing, and strategic plans;

(4) forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and

(5) employee personnel files and compensation information.

Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company. Confidential and Proprietary Information will be clearly marked as such by the Company.

(b) Existence of Confidential Information The Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to its business. This Confidential Information includes not only information disclosed by the Company to Consultant, but also information developed or learned by Consultant during the course of Consultant’s work with the Company.

(c) Protection of Confidential Information. Consultant will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in Consultant’s assigned duties and for the benefit of the Company, any of the Company’s Confidential Information, either during or after Consultant works with the Company. In the event Consultant desires to publish the results of Consultant’s work with the Company through literature or speeches, Consultant will submit such literature or speeches to the President of the Company at least 10 days before dissemination of such information for a determination of whether such disclosure may alter trade secret status, may be highly prejudicial to the interests of the Company, or may constitute an invasion of its privacy. Consultant agrees not to publish, disclose or otherwise disseminate such information without prior written approval of the President of the Company. Consultant acknowledges that Consultant is aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

(d) Delivery of Confidential Information Upon request or when Consultant’s work with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Confidential Information.

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(e) Location and Reproduction Consultant shall maintain at Consultant’s work station and/or any other place under Consultant’s control only such Confidential Information as Consultant has a current “need to know.” Consultant shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Consultant shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of the Company for reproduction.

(f) Prior Actions and Knowledge Consultant represents and warrant that from the time of Consultant’s first contact with the Company Consultant held in strict confidence all Confidential Information and have not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential information, except to the extent otherwise permitted in this Agreement.

(g) Third-Party Information Consultant acknowledges that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Period of Work and thereafter, Consultant will hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform Consultant’s obligations hereunder and as is consistent with the Company’s agreement with such third parties.

(h) Third Parties Consultant represents that to the best of his knowledge, Consultant’s work with the Company does not and will not breach any agreements with or duties to a former employer or any other third party. Consultant will not disclose to the Company or use on its behalf any confidential information belonging to others and Consultant will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

10. NO USE OF NAME Consultant shall not at any time use the Company’s name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company. However, Consultant may list Company’s name and the general scope of work performed for the Company on his resume and work history and disclose same to other third parties.

11. REPRESENTATIONS and WARRANTIES Consultant represents and warrants that to the best of his knowledge (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking a relationship with the Company; (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; and (iii) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

(a) Consultant warrants that all services performed under this Agreement shall be performed in a manner consistent with generally prevailing professional or industry standards. Company must report any deficiencies in Consultant’s services to Consultant in writing within ten (10) days of performance to receive warranty remedies.

Company’s exclusive remedy for any breach of the above warranty shall be the re-performance of Consultant’s services. If Consultant is unable to re-perform the services, Company shall be entitled to recover the fees paid to Consultant for the deficient services.

THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR

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FITNESS FOR A PARTICULAR PURPOSE AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS OR STATEMENTS MADE PRIOR TO THIS AGREEMENT.

12. INJUNCTIVE RELIEF Both parties acknowledge that the other’s failure to carry out any obligation under this Agreement, or a breach by either party of any provision herein, may constitute immediate and irreparable damage to the other, which cannot be fully and adequately compensated in money damages and which may warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and both parties hereby consent to the issuance of such injunction and to the ordering of specific performance. Both parties also understand that other action may be taken and remedies enforced.

13. MODIFICATION No modification of this Agreement shall be valid unless made in writing and signed by both parties.

14. BINDING EFFECT This Agreement shall be binding upon Consultant, Consultant’s heirs, executors, assigns and administrators and is for the benefit of the Company and its successors and assigns.

15. GOVERNING LAW This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of Georgia (without reference to conflict of law principles).

16. INTEGRATION This Agreement sets forth the parties’ mutual rights and obligations with respect to proprietary information, prohibited competition, and intellectual property. It is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreements regarding these subjects. This Agreement supersedes all other prior and contemporaneous agreements and statements on these subjects, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Consultant and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control unless changed in writing by the Company.

17. ATTORNEYS’ FEES Should either Consultant or the Company, or any heir, personal representative, successor or permitted assign of either party, resort to legal proceedings to enforce this Agreement, the prevailing party (as defined in Florida statutory law) in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

18. ASSIGNMENT This Agreement may not be assigned without the Company’s prior written consent.

19. COMPLIANCE with LAW Consultant agrees to abide by all federal, state, and local laws, ordinances and regulations.

20. INDEPENDENT CONTRACTOR ACKNOWLEDGMENT Consultant acknowledges that Consultant has had the opportunity to consult legal counsel in regard to this Agreement, that Consultant has read and understand this Agreement, that Consultant is fully aware of its legal effect, and that Consultant has entered into it freely and voluntarily and based on Consultant’s own judgment and not on any representations or promises other than those contained in this Agreement.

21. NON-SOLICITATION. During the term of this Agreement and for the twelve (12) month period following its termination, neither party shall directly or indirectly solicit, offer employment, employ or retain as a consultant any employee of the other without the consent of such other party.

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22. LIMITATION ON CONSULTANT’S LIABILITY TO COMPANY.

(a)	In no event shall consultant be liable to Company for lost profits of Company, or special, incidental or consequential damages (even if Consultant has been advised of the possibility of such damages).

(b)	Consultant’s total liability under this Agreement for damages, cost and expenses, regardless of cause, shall not exceed the total amount of fees paid to Consultant by Company under this Agreement.

(c)	Company shall indemnify Consultant against all claims, liabilities and costs, including reasonable attorney fees, or defending any third party claim or suit, other than for infringement of intellectual property rights, arising out of or in connection with Company’s performance under this Agreement. Consultant shall promptly notify Company in writing of such claim or suit and Company shall have the right to fully control the defense and any settlement of the claim or suit.

23. FORCE MAJEURE. Consultant shall not be liable for and is excused from any failure to deliver or perform or delay in delivery or performance, due to causes beyond its reasonable control or due to failure of Company to provide sufficient information, resources, cooperation or personnel to support the project. The period of performance shall be extended to such extent as may be appropriate after the cause of the delay or non-performance has been removed.

24. ACCEPTANCE. Work submitted by Consultant to Company for approval will be deemed accepted unless specifically rejected in writing within ten(10) working days. Any such rejection must identify the basis for this action, including documentation for any claims of non-conformance.

25. DISPUTE RESOLUTION. If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed upon mediator in the following location: Georgia. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties.

If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to binding arbitration in the following location: Georgia. The parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

26. GENERAL PROVISIONS.

(a) Notices: All notices and other communications given in connection with this Agreement shall be in writing and shall be deemed given as follows:

(1) When delivered personally to the recipient’s address as appearing in the introductory paragraph in this Agreement.

(2) Five days after being deposited in the United States mail, postage prepaid to the recipient’s address as appearing in the introductory paragraph to this Agreement, or

(3) When sent by fax or telex to the last fax or telex number of the recipient known to the party giving notice. Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first-class or certified mail, or the recipient delivers a written confirmation of receipt.

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Any party may change its address appearing in the introductory paragraph to this Agreement by giving notice of the change in accordance with this paragraph.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below. CAUTION: THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE INDEPENDENT CONTRACTOR’S RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THE INDEPENDENT CONTRACTOR MAY DEVELOP DURING HIS OR HER WORK.

Company:		Consultant: Steven Kaye

By:	/s/ WAYNE CAPE	By:	/s/ STEVE KAYE
	Wayne Cape – CEO		Steve Kaye
Date: March 17, 2003		Date: March 17, 2003

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